Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-292203

SUPPLEMENT NO. 1 DATED APRIL 20, 2026

(to Joint Proxy Statement/Prospectus dated March 11, 2026)

MFS MUNICIPAL INCOME TRUST

This Supplement No. 1 (this “Supplement”) amends the Fund’s Joint Proxy Statement/Prospectus dated March 11, 2026 (the “Proxy/Prospectus”). This Supplement updates certain information in the Proxy/Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Proxy/Prospectus, including any amendments or supplements thereto. Certain capitalized terms used and not defined herein have the meanings set forth in the Proxy/Prospectus. This Supplement should be read in conjunction with the Proxy/Prospectus and if there is any inconsistency between the information in the Proxy/Prospectus and this Supplement, you should rely on the information in this Supplement.

On April 15, 2026, the Board of Trustees (the “Board”) of abrdn National Municipal Income Fund (“VFL”) approved a change in VFL’s non-fundamental investment policy relating to investments in below-investment grade municipal obligations as set forth below (the “20% Limitation”). This change will be effective on June 1, 2026 (the “Effective Date”).

Current	New
“The Fund may invest up to 20% of its net assets in Municipal Obligations that are rated below investment grade or that are unrated but judged by the Investment Manager to be of comparable quality.”	“The Fund may invest up to 100% of its assets in Municipal Obligations that are rated below investment grade or that are unrated but judged by the Investment Manager to be of comparable quality.”

As of the Effective Date, certain differences between VFL and the Fund described in the Proxy/Prospectus will cease to exist. On the Effective Date, the descriptions of VFL’s 20% Limitation in the Proxy/Prospectus are removed or replaced with the new policy immediately above as the context requires. In addition, the descriptions in the Proxy/Prospectus of the differences between the investment strategies of VFL and the Fund, including in the sections titled “COMPARISON OF THE FUNDS ‒ Comparison of Principal Investment Strategies,” are revised to indicate that both VFL and the Fund may invest up to 100% of their assets in below investment grade quality debt instruments.

Investing in the Fund involves certain risks. You could lose some or all of your investment. See “RISK FACTORS AND SPECIAL CONSIDERATIONS ‒ Comparison of Principal Risks of Investing in the Funds.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the accompanying Proxy/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement to Proxy/Prospectus is April 20, 2026.